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                                                                    EXHIBIT 12.1
                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES





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
                                                                                 Twelve Months Ended December 31,
                                                                                  1999                    1998
                                                                               -----------             -----------
                                                                                (Thousands, except ratio amounts)
Pretax income from continuing operations ...................................   $   (37,690)            $   518,527

Undistributed income of less than 50% owned equity investees ...............           267                  (7,652)
Minority interest in income of majority owned subsidiaries with fixed
charges ....................................................................        (1,490)                    818
Add fixed charges as adjusted (from below) .................................       276,419                 207,475
                                                                               -----------             -----------
                                                                               $   237,506             $   719,168
                                                                               -----------             -----------


Fixed charges:
Interest expense:
     Corporate .............................................................   $   236,241             $   177,436
     Financial services ....................................................        11,805                  13,695
     Capitalized ...........................................................         1,430                   3,028
Amortization of debt cost ..................................................         1,954                    (383)
1/3 of rental expense ......................................................        26,419                  16,727
Dividends on convertible preferred stock of subsidiary .....................            --                      --
                                                                               -----------             -----------
Fixed charges ..............................................................       277,849                 210,503
Less:  Capitalized interest ................................................        (1,430)                 (3,028)
                                                                               -----------             -----------
Fixed charges as adjusted ..................................................   $   276,419             $   207,475
                                                                               ===========             ===========


Ratio (earnings divided by fixed charges) ..................................          0.85                    3.42
                                                                               ===========             ===========
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